                                                                      EXHIBIT 12
                               XEROX CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               Year ended
                                               December 31,
(In millions)                 1998*     1997      1996      1995      1994
                              ----------------------------------------------
Fixed charges:
  Interest expense            $748      $  617    $  592    $  603    $  520
  Rental expense               145         140       140       142       170
                              ----------------------------------------------
Total fixed charges
  before capitalized
  interest and preferred
  stock dividends of
  subsidiaries                 893         757       732       745       690
Preferred stock dividends
  of subsidiaries               55          50        --        --        --
Capitalized interest            --          --        --        --         2
                              ----------------------------------------------
   Total fixed charges         948         807       732       745       692
                              ----------------------------------------------
Preferred stock dividends       56          57        59        64        78
                              ----------------------------------------------
Combined fixed charges
  and preferred dividends     $1,064      $864      $791      $809      $770
                              ==============================================

Earnings available for
  fixed charges:
  Earnings**                  $  837    $2,268    $2,067    $1,980    $1,602
  Less undistributed
    income in minority
    owned companies              (27)      (84)      (84)      (90)      (54)
  Add fixed charges before
    capitalized interest
    and preferred stock
    dividends of
    subsidiaries                 893       757       732       745       690
                              ----------------------------------------------
  Total earnings
    available for
    fixed charges             $1,703    $2,941    $2,715    $2,635    $2,238
                              ==============================================
Ratio of earnings to
  fixed charges(1)(2)           1.80      3.64      3.71      3.54      3.23
                              ==============================================
Ratio or earnings to
  combined fixed charges
  and preferred
  dividends(3)                  1.70***   3.40      3.43      3.26      2.91
                              ==============================================

(1) The ratio of earnings to fixed charges has been computed based on the Company's continuing operations by dividing total earnings available for fixed charges, excluding capitalized interest and preferred stock dividends of subsidiaries, by total fixed charges. Fixed charges consist of interest, including capitalized interest and preferred stock dividends of subsidiaries, and one-third of rent expense as representative of the interest portion of rentals. Debt has been assigned to discontinued operations based on historical levels assigned to the businesses when they were continuing operations, adjusted for subsequent paydowns. Discontinued operations consist of the Company's Insurance, Other Financial Services, and Third Party Financing and Real Estate businesses.

(2) The Company's ratio of earnings to fixed charges includes the effect of the Company's finance subsidiaries, which primarily finance Xerox equipment. Financing businesses are more highly leveraged and, therefore, tend to operate at lower earnings to fixed charges ratio levels than do non-financial businesses.

(3) The ratio of earnings to combined fixed charges and preferred dividends has been computed upon earnings divided by fixed charges and preferred stock dividend requirements for the periods indicated.

  * Excluding the effects of the charges recorded in connection with the 1998 restructuring plan, the ratio of earnings to fixed charges would be 3.55.

 ** Sum of "Income before Income Taxes, Equity Income and Minorities' Interests" and "Equity in Net Income of Unconsolidated Affiliates."

*** Excluding the effects of the charges recorded in connection with the 1998 restructuring plan, the ratio of earnings to combined fixed charges and preferred dividends would be 3.35.